                                                Filed Pursuant to Rule 424(b)(2)
                                                           File Number 333-45211
Prospectus Supplement
(To Prospectus Dated February 17, 1998)

                      [LOGO OF US BANCORP. APPEARS HERE]

                                $1,000,000,000

                     MEDIUM-TERM NOTES, SERIES J (SENIOR)
                  MEDIUM-TERM NOTES, SERIES K (SUBORDINATED)
                                --------------
                  Due Nine Months or More From Date of Issue
                                --------------
  U.S. Bancorp (the "Company") may offer from time to time its Medium-Term Notes which are issuable in one or more series. Although the Medium-Term
Notes, Series J (the "Series J Notes") and the Medium-Term Notes, Series K
(the "Series K Notes" and, together with the Series J Notes, the "Notes") are not limited by series as to aggregate principal amount, the Notes offered by this Prospectus Supplement will not exceed an aggregate principal amount of $1,000,000,000, or the equivalent thereof in foreign currencies or foreign currency units, subject to reduction as a result of the sale of other Securities. See "Description of Notes--General" and "Plan of Distribution of Notes". Except as otherwise specified in an applicable pricing supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). Each Note will mature on a day nine months or more from its date of issue, as agreed to by the Company and the purchaser. If so specified in the applicable pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), a Note may be redeemed by the Company on the specified date or dates prior to maturity at the specified price or prices. The Notes may be denominated, and payments of principal and interest on the Notes may be made, in U.S. dollars or in such foreign currencies or foreign currency units as may be designated by the Company in the applicable Pricing Supplement ("Foreign Currency Notes").
                                --------------
  The interest rate or rates and/or interest rate formula or formulas, if any, issue price, stated maturity, and other variable terms of the Notes will be established by the Company prior to the date of issuance of such Note and will be specified in a Pricing Supplement. Interest rates and interest rate formulas are subject to change by the Company but no such change will affect any Note already issued or which the Company has agreed to issue. Each Note that bears interest will bear interest for the specified Interest Periods either at one or more fixed rates or at floating rates determined by reference to the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Eleventh District Cost of Funds Rate, the CD Rate, the Treasury Rate, the J.J. Kenny Rate, the CMT Rate or one or more other interest rate formulas as may be specified in the applicable Pricing Supplement, as adjusted by any Spread and/or Spread Multiplier applicable to such Note. Notes may be issued at a discount from the principal amount payable at maturity thereof and constitute Original Issue Discount Notes. Zero Coupon Notes will not provide for periodic payments of interest. See "Description of Notes" and "United States Taxation--United States Noteholders--Original Issue Discount".
                                --------------
  The Series J Notes will represent senior, unsubordinated debt of the Company and will rank equally with all other unsecured and unsubordinated debt of the Company. The Series K Notes will represent subordinated debt of the Company and will rank junior to, and be subordinated to, all Senior Indebtedness. Unless otherwise specified in an applicable Pricing Supplement, the Subordinated Note Indenture (as defined herein) does not provide for any right of acceleration of the payment of principal of the Series K Notes upon a default in the payment of principal or interest on the Series K Notes or in the performance of any covenant or agreement in the Series K Notes or the Subordinated Note Indenture. See "Description of Debt Securities-- Subordination of Subordinated Notes" in the Prospectus.
                                --------------
  Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes is payable each February 1 and August 1 and at maturity or, if applicable, upon redemption. Interest on Floating Rate Notes is payable on the dates specified in such Notes and in the applicable Pricing Supplement.
See "Description of Notes--Floating Rate Notes".
                                --------------
THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.
                                --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------

                                PRICE TO               AGENTS'                PROCEEDS TO
                               PUBLIC(1)            COMMISSIONS(2)           COMPANY(2)(3)
                               ---------            --------------           -------------
Per Note................          100%               .125%-.750%            99.875%-99.250%
Total(4)................     $1,000,000,000     $1,250,000-$7,500,000  $998,750,000-$992,500,000

-------
(1) Unless otherwise specified in a Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) The Company will pay a commission to one or more Agents (as defined herein) named in the applicable Pricing Supplement ranging from .125% to .750% of the principal amount of any Note (unless otherwise specified in the applicable Pricing Supplement), depending upon its maturity, sold through any such Agent. The Company may also sell Notes to any Agent named in the applicable Pricing Supplement at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage agreed upon by the Company and such Agent, and may be resold by such Agent. See "Plan of Distribution of Notes".
(3) Before deducting other expenses payable by the Company, estimated at up to $875,000, including reimbursement of the Agents' expenses.
(4) Or the equivalent thereof in foreign currencies or foreign currency units. This Prospectus Supplement may be used by direct or indirect wholly owned subsidiaries of the Company including Piper Jaffray Inc., in connection with offers and sales related to secondary market transactions in the Notes. Piper Jaffray Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Notes offered hereby are being offered pursuant to Rule 2720 of the National Association of Securities Dealers Conduct Rules.
                                --------------
MORGAN STANLEY DEAN WITTER
          PIPER JAFFRAY INC.
                  DAIN RAUSCHER INCORPORATED
                           DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION
                                  GOLDMAN, SACHS & CO.
                                         LEHMAN BROTHERS
                                                 MERRILL LYNCH & CO.
                                                           J. P. MORGAN & CO.
March 30, 1998

(Continued from cover page)

Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in fully registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, or in the case of Foreign Currency Notes, in the denominations indicated in the applicable Pricing Supplement. Each Note will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, which will act as Depositary, or a certificate issued in definitive form. Interests in Notes represented by a global security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants' interests) and its participants. Except as described herein under "Description of Notes--Book-Entry Notes", owners of beneficial interests in a global security will not be considered the holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global security will be exchangeable except for another global security of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes".

The Notes are being offered on a continuing basis by the Company through the Agents (as defined under "Plan of Distribution of Notes"), each of which will have agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Agent acting as principal for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, and may sell Notes directly to investors on its own behalf in jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution of Notes".

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH ANY OFFERING OF THE NOTES, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION OF NOTES."

                               ----------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Description of Notes.......................................................  S-4
United States Taxation--United States Noteholders.......................... S-16
United States Taxation--Foreign Noteholders................................ S-23
Plan of Distribution of Notes.............................................. S-26
Validity of Securities..................................................... S-27

                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
U.S. Bancorp...............................................................   3
Use of Proceeds............................................................   4
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and
 Preferred Stock Dividends.................................................   4
Description of Debt Securities.............................................   4
Description of Preferred Stock.............................................  10
Description of Depositary Shares...........................................  14
Description of Debt Warrants...............................................  17
Foreign Currency Risks.....................................................  18
Plan of Distribution.......................................................  20
Experts....................................................................  21
Validity of Securities.....................................................  21

                               ----------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, A PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS SUPPLEMENT, A PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY AND THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, A PRICING SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             DESCRIPTION OF NOTES

GENERAL

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Unless different terms or additional terms are specified in the applicable Pricing Supplement, the Notes will have the terms described below. References to interest payments and interest-related information do not apply to Zero Coupon Notes (as defined below).

  The Series J Notes will be issued pursuant to an Indenture dated as of October 1, 1991 (the "Senior Note Indenture") between the Company and Citibank, N.A., as Trustee and the Series K Notes will be issued pursuant to an Indenture dated as of October 1, 1991, as amended by a First Supplemental Indenture dated as of April 1, 1993 (as so amended, the "Subordinated Note Indenture" and, together with the Senior Note Indenture, the "Indentures") between the Company and Citibank, N.A., as Trustee. The Series J Notes will represent senior, unsubordinated debt of the Company and will rank equally with all other unsecured and unsubordinated debt of the Company. The Series K Notes will represent subordinated debt of the Company and will rank junior to, and be subordinated to, all Senior Indebtedness as defined in the Subordinated
Note Indenture. See "Description of Debt Securities--Subordination of Subordinated Notes" in the Prospectus. The Series J Notes constitute a separate series for purposes of the Senior Note Indenture, and the Series K Notes constitute a separate series for purposes of the Subordinated Note Indenture. Neither series of Notes is limited by series as to aggregate principal amount. However, the Notes offered by this Prospectus Supplement will be limited to an aggregate principal amount of $1,000,000,000, or the equivalent thereof in foreign currencies or foreign currency units, subject to reduction as a result of the sale of other Securities (as defined in the accompanying Prospectus). The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms.

  Unless previously redeemed, each Note will mature on a Business Day (as defined below) from 9 months or more from its date of issue, as agreed to by the Company and the purchaser and specified in the Note and the applicable Pricing Supplement; provided, however, that no Commercial Paper Rate Note will mature less than 9 months and 1 day from its date of issue. Unless otherwise authorized by or pursuant to a resolution of the Board of Directors of the Company, no Series K Note will mature less than 1 year and 1 day from its date of issue. If the Maturity Date specified in the applicable Pricing Supplement for any Note is a day that is not a Business Day, interest, principal and premium, if any, will be paid on the next succeeding Business Day with the same force and effect as if made on such specified Maturity Date, and no interest on such payment will accrue for the period from and after such Maturity Date. "Business Day" means, unless otherwise specified in the applicable Pricing Supplement with respect to any Note, any day that is not a Saturday or Sunday and that in the City of New York is not a day in which banking institutions generally are authorized or obligated by law or executive order to close and, in addition, with respect to LIBOR Notes is a day in which dealings in U.S. dollars are transacted in the London interbank market.

  The applicable Pricing Supplement will specify any redemption terms applicable to the Notes. See "--Redemption" below.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes, other than Foreign Currency Notes, will be issuable only in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement.

  Each Note will be represented either by a global security (a "Global Security") registered in the name of a nominee of The Depository Trust Company, as depositary (the "Depositary") (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note"), or by a Note issued in definitive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Except as set forth under "--Book-Entry Notes" below, Book-Entry Notes will not be issuable in certificated form. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole registered holder of the Book-Entry Note represented by such Global Security for all purposes under the applicable Indenture and Note. For a further description of the respective forms, denominations and transfer and exchange procedures with respect to any such Global Security and Book-Entry Note, reference is made to "--Book-Entry Notes" below and to the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement and except as provided below under "--Book-Entry Notes", principal, premium (if any) and interest (if any) will be payable, the transfer of any Notes will be registrable and any Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of U.S. Bank Trust National Association, as Paying Agent (the "Paying Agent"), in the City of New York, New York, provided that payments of interest with respect to any Certificated Note, other than interest at maturity or upon redemption, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the registry books of the Company at the close of business on the Regular Record Date (as defined below) corresponding to the relevant Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, holders of $10,000,000 or more in aggregate principal amount of Certificated Notes shall be entitled to receive payments of interest, other than interest at maturity or upon redemption, by wire transfer of immediately available funds, if appropriate wire transfer instructions have been given to the Paying Agent in writing not later than the Regular Record Date.

  Unless otherwise specified in the applicable Pricing Supplement, the principal, premium (if any) and interest (if any) payable at maturity or upon redemption on each Note will be paid in immediately available funds against presentation of the Note at the corporate trust office of the Paying Agent.

  The applicable Pricing Supplement will specify any additional terms applicable to any Foreign Currency Note with respect to the payment of principal and any premium or interest thereon.

  Notes may be issued as Original Issue Discount Notes offered at a discount from the principal amount thereof due at the stated maturity as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the amount payable to the holder of Zero Coupon Notes and certain of such interest bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement) upon any acceleration of the maturity thereof will be the Amortized Face Amount (as defined below) thereof, and the amount payable to the holder of such Original Issue Discount Note upon any redemption thereof will be the applicable percentage of the Amortized Face Amount thereof specified in the applicable Pricing Supplement, in each case as determined by the Company plus, in the case of any interest bearing Note issued as an Original Issue Discount Note, any accrued but unpaid "qualified stated interest" payments (as defined under "United States Taxation--United States Noteholders--Original Issue Discount"). The "Amortized Face Amount" of an Original Issue Discount Note is equal to the sum of (i) the Issue Price (as defined below) of such Original Issue Discount Note and (ii) that portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note that has been amortized at the Stated Yield (as defined below) of such Original Issue Discount Note (computed in accordance with Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended, and Section 1.1275-1(b) of the Regulations (as defined under "United States Taxation--United States Noteholders--Original Issue Discount"), in each case as in effect on the issue date of such Original Issue Discount Note), at the date as of which the Amortized Face Amount is calculated, but in no event can the Amortized Face Amount exceed the principal amount of such Note due at the stated maturity thereof. As used in the preceding sentence, the term "Issue Price" means the principal amount of such Original Issue Discount Note due at the stated maturity thereof less the "Original Issue Discount" of such Original Issue Discount Note specified on the face thereof and in the applicable Pricing Supplement. The term "Stated Yield" of such Original Issue Discount Note means the "Yield to Maturity" specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement for the period from the Original Issue Date of such Original Issue Discount Note, as specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement, to the stated maturity thereof based on its Issue Price and the principal amount payable at the stated maturity thereof. See "United States Taxation--United States Noteholders--Original Issue Discount".

  Unless otherwise indicated in the applicable Pricing Supplement, neither Indenture contains covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company. Unless otherwise indicated in the applicable Pricing Supplement, the Subordinated
Note Indenture does not provide for any right of acceleration of the payment of principal of the Series K Notes upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Series K Notes or the Subordinated Note Indenture.

BOOK-ENTRY NOTES

  Upon issuance, all Book-Entry Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions (if any), Stated Maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary.

  Upon the issuance of a Global Security, the Depositary will credit accounts held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Note was sold or, to the extent that such Notes are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary ("participants") and to persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

  Payment of principal of, premium (if any) and interest (if any) on Book-Entry Notes represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered holder of the Book-Entry Notes represented thereby for all purposes under the applicable Indenture. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

  The Company has been advised by the Depositary that upon receipt of any payment of principal of, premium (if any) or interest (if any) on any such Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary at the close of business on the Business Day preceding such Interest Payment Date or such maturity date. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name", and will be the sole responsibility of such participants.

  No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

  Unless otherwise specified in the applicable Pricing Supplement, a Global Security representing Book-Entry Notes is exchangeable for Certificated Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions (if any), Stated Maturity and other terms and of differing authorized denominations aggregating a like amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (y) the Company in its sole discretion determines that such Global Security shall be exchangeable for Certificated Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes. Such Certificated Notes shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by the Depositary's relevant participants (as identified by the Depositary).

  Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered holders thereof for any purpose under the applicable Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  The Depositary, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks (including the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

INTEREST AND INTEREST RATES

  Each Note that bears interest will bear interest at either (a) in the case of Fixed Rate Notes, a fixed rate or (b) in the case of Floating Rate Notes, a floating rate determined by reference to one or more interest rate formulas, which may be adjusted by any Spread and/or Spread Multiplier (each as defined below), and, if so specified in the applicable Pricing Supplement with respect to one or more Interest Periods (as defined below), one or more fixed rates. Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate of interest which may accrue during any Interest Period; and (ii) a minimum interest rate limitation, or floor, on the rate of interest which may accrue during any Interest Period.

The applicable Pricing Supplement may designate any of the following interest rate formulas as applicable to one or more Interest Periods on each Floating Rate Note: (a) the Commercial Paper Rate; (b) the Federal Funds Rate; (c) LIBOR; (d) the Prime Rate; (e) the Eleventh District Cost of Funds Rate; (f) the CD Rate; (g) the Treasury Rate; (h) the J.J. Kenny Rate; (i) the CMT Rate; or (j) one or more other interest rate formulas.

  The interest rate on each Floating Rate Note for each Interest Period will be determined by reference to (i) the applicable interest rate formula specified in the applicable Pricing Supplement for such Interest Period, plus or minus the applicable Spread, if any, or multiplied by the applicable Spread Multiplier, if any, or (ii) the applicable fixed rate per annum specified in the applicable Pricing Supplement for such Interest Period. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note for such Interest Period, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note for such Interest Period.

  Each Note that bears interest will bear interest from and including its date of issue or from and including the most recent Interest Payment Date (as defined below) to which interest on such Note (or any predecessor Note) has been paid or duly provided for (i) at the fixed rate per annum applicable to the related Interest Period or Interest Periods, or (ii) at the rate per annum determined pursuant to the interest rate formula applicable to the related Interest Period or Interest Periods, in each case as specified therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity or upon redemption. Except as provided above under "--Book Entry Notes", interest will be payable to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date (as defined below) next preceding each Interest Payment Date; provided, however, that interest payable at maturity or upon redemption will be payable to the person to whom principal shall be payable. Except as provided above under "--Book Entry Notes", the first payment of interest on any Note originally issued after a Regular Record Date and on or before an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. Interest rates and interest rate formulas are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" and the "Regular Record Dates" for Fixed Rate Notes shall be as described below under "--Fixed Rate Notes" and the "Interest Payment Dates" and the "Regular Record Dates" for Floating Rate Notes shall be as described below under "--Floating Rate Notes".

  The interest rate on a Note for any Interest Period will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

  The applicable Pricing Supplement will specify with respect to each Note that bears interest: (i) the issue price, Interest Payment Dates and Regular Record Dates; (ii) with respect to any Fixed Rate Note, the interest rate;
(iii) with respect to any Floating Rate Note, the Initial Interest Rate (as defined below), the method (which may vary from Interest Period to Interest Period) of calculating the interest rate applicable to each Interest Period (including, if applicable, the fixed rate per annum applicable to one or more Interest Periods, the period to maturity of any instrument on which the interest rate formula for any Interest Period is based (the "Index Maturity"), any Spread or Spread Multiplier, the Interest Determination Dates (as defined below), the Interest Reset Dates (as defined below) and any minimum or maximum interest rate limitations); (iv) whether such Note is an Original Issue Discount Note; and (v) any other terms related to interest on the Notes.

  FIXED RATE NOTES

  Each Fixed Rate Note, whether or not issued as an Original Issue Discount Note, will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on February 1 and

August 1 of each year and at maturity or, if applicable, upon redemption and the Regular Record Dates for the Fixed Rate Notes will be on the fifteenth day (whether or not a Business Day) of the month next preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant Interest Payment Date. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date on a Fixed Rate Note is not a Business Day, interest will be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no interest on such payment will accrue for the period from and after such Interest Payment Date.

  FLOATING RATE NOTES

  The Interest Payment Dates for the Floating Rate Notes shall be as specified in such Notes and in the applicable Pricing Supplement, and, unless otherwise specified in the applicable Pricing Supplement, the Regular Record Dates for the Floating Rate Notes will be the day (whether or not a Business Day) fifteen calendar days preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, interest on Floating Rate Notes will be payable on the following Interest Payment Dates: in the case of Floating Rate Notes (other than Eleventh District Cost of Funds Rate Notes) with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Eleventh District Cost of Funds Rate Notes (all of which reset monthly), on the first Business Day of each month or on the first Business Day of March, June, September and December of each year, all as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Reset Date, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement, and in each case at maturity or upon redemption. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Payment Date for such Floating Rate Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the date on which each such reset occurs, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be as follows: in the case of Floating Rate Notes which are reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which are reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which are reset weekly, the Tuesday of each week (except if the auction date falls on a Tuesday, then the next Business Day, as provided below); in the case of Floating Rate Notes (other than Eleventh District Cost of Funds Rate Notes) which are reset monthly, the third Wednesday of each month; in the case of Eleventh District Cost of Funds Rate Notes (all of which reset monthly), the first Business Day of each month; in the case of Floating Rate Notes which are reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which are reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which are reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate determined with respect to any Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a

Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  As used herein, "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be determined, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to any Interest Reset Date for a Commercial Paper Rate Note, a Federal Funds Rate Note, a LIBOR Note, a Prime Rate Note, a CD Rate Note, a J.J. Kenny Rate Note or a CMT Rate Note (the "Commercial Paper Interest Determination Date", the "Federal Funds Interest Determination Date", the "LIBOR Interest Determination Date", the "Prime Interest Determination Date", the "CD Interest Determination Date", the "J.J. Kenny Interest Determination Date" and the "CMT Interest Determination Date", respectively) will be the second Business Day prior to such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note (the "Eleventh District Cost of Funds Interest Determination Date") will be the last day of the month of the District Bank (as defined below) preceding the Interest Reset Date on which the District Bank is open for business and publishes the Index (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for with respect to such Floating Rate Note) to, but excluding, such Interest Payment Date (each such interest accrual period, an "Interest Period"). Accrued interest from the date of issue or from the last date to which interest has been paid or duly provided for to the date for which interest is being calculated is calculated by multiplying the face amount of a Floating Rate Note by the applicable accrued interest factor (the "Accrued Interest Factor"). The Accrued Interest Factor is computed by adding together the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid or duly provided for to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the per annum interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes, Eleventh District Cost of Funds Rate Notes, CD Rate Notes and J.J. Kenny Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above or in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, U.S. Bank Trust National Association will be the "Calculation Agent". On or before each Calculation Date, the Calculation Agent will determine the interest rate as described below and notify the Paying Agent. The Paying Agent will determine the Accrued Interest Factor applicable to any such Floating Rate Note. The Paying Agent will, upon the request of the holder of any Floating

Rate Note, provide the interest rate then in effect and the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Floating Rate
Note. The determinations of interest rates made by the Calculation Agent shall be conclusive and binding, and neither the Trustee nor the Paying Agent shall have the duty to verify determinations of interest rates made by the Calculation Agent. The determinations of Accrued Interest Factors made by the Paying Agent shall be conclusive and binding. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date on a Floating Rate Note will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, and (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of one percentage point, with five one-millionths of one percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654); all calculations of the Accrued Interest Factor for any day on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward (e.g., .098765455 being rounded to .09876546 and
 .098765454 being rounded to .09876545); and all dollar amounts used in or resulting from such calculations on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is released by the Board of Governors of the Federal Reserve System as reported on page 133 (or other applicable page) of Telerate Data Service, under the heading "Dealer Commercial Paper." If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date such rate is not so reported on Telerate Data Service, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having such Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" (or any successor publication published by the Federal Reserve Bank of New York) ("Composite Quotations") under the heading "Commercial Paper--Non-Financial." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not so published in Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having such Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                                  D * 360
                      Money Market Yield =[ -------------------] * 100
                                             360 - (D * M)


where "D" refers to the applicable per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as released by the Board of Governors of the Federal Reserve System as reported on page 120 (or other applicable page) of the Telerate Data Service, under the heading "Fed Funds Effective" or, if not so reported on the Telerate Data Service by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 3:00 p.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Federal Funds Rate will remain the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  LIBOR. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in United States dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following that LIBOR Interest Determination Date, that appears as of 11:00 a.m. London time on such LIBOR Interest Determination Date on page 3750 (or other applicable page) of the Telerate Data Service, or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. If no rate is reported by the Telerate Data Service, then LIBOR in respect of that LIBOR Interest Determination Date will be determined as described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which no rate is reported by the Telerate Data Service as specified in (i) above, LIBOR will be determined on the basis of the rates at which deposits in United States dollars are offered by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date to prime banks in the London interbank market having the Index Maturity designated in the applicable Pricing Supplement commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount, not less than United States $1,000,000, that, in the judgment of the Calculation Agent, is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 a.m., New York City time, on that LIBOR Interest Determination Date for loans in United States dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Business Day immediately following that LIBOR Interest Determination Date and in a principal amount, not less than United States $1,000,000, that, in the judgment of the Calculation Agent, is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks in The City of New York selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will remain LIBOR in effect on such LIBOR Interest Determination Date.

  PRIME RATE. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the arithmetic mean of the prime rates or base rates for commercial loans quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent (after consultation with the Company). If fewer than three quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates or base rates for commercial loans quoted in The City of New York on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a federal or state authority, selected by the Calculation Agent (after consultation with the Company); provided, however, that if fewer than three banks or trust companies selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Prime Rate will remain the Prime Rate in effect on such Prime Interest Determination Date.

  ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread or Spread Multiplier, if any) specified in the Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Eleventh District Cost of Funds Interest Determination Date, the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Interest Determination Date falls, as reported on page 7058 (or other applicable page) of the Telerate Data Service, under the heading "11th District" as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds Interest Determination Date. If such rate is not so reported on the Telerate Data Service on any related Eleventh District Cost of Funds Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco (the "District Bank") as such cost of funds for the calendar month immediately preceding the date of such announcement. If the District Bank fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Interest Determination Date.

  CD RATE. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as such rate is released by the Board of Governors of the Federal Reserve System as reported on page 120 (or other applicable page) of the Telerate Data Service, under the heading "Certs of Deposit". If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date such rate is not so reported on the Telerate Data Service, then the CD Rate shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not so published in Composite Quotations, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates as of 3:00 p.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks which are then rated A-1+ by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in denominations of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the CD Rate will remain the CD Rate in effect on such CD Interest Determination Date.

  TREASURY RATE. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is released by the Board of Governors of the Federal Reserve System as reported on page 56 or 57 (or other applicable page) of the Telerate Data Service, under the heading "Avge Invest Yield" or, if not so reported on the Telerate Data Service by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, such rate as published in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "U.S. Government Securities-- Treasury Bills--auction average (investment)" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate in effect on such Treasury Interest Determination Date.

  J.J. KENNY RATE. J.J. Kenny Rate Notes will bear interest at the interest rates (calculated with reference to the J.J. Kenny Rate and the Spread or Spread Multiplier, if any) specified in the J.J. Kenny Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "J.J. Kenny Rate" means, with respect to any J.J. Kenny Interest Determination Date, the rate in the high grade weekly index (the "Weekly Index") on such date made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and shall be, based upon 30-day yield evaluations at par of bonds, the interest of which is exempt from

Federal income taxation under the Internal Revenue Code of 1986, as amended, of not less than five high grade component issuers selected by Kenny which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds on which the Weekly Index is based shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Internal Revenue Code of 1986, as amended, unless all tax-exempt bonds are subject to such tax. In the event Kenny ceases to make available such Weekly Index, a successor indexing agent will be selected by the Calculation Agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (A) variable on a weekly basis, (B) exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended, and (C) not subject to a minimum tax or similar tax under the Internal Revenue Code of 1986, as amended, unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the rate for the J.J. Kenny Interest Determination Date shall be 67% of the rate determined if the Treasury Rate option had been originally selected. The Calculation Agent shall calculate the J.J. Kenny Rate in accordance with the foregoing.

  CMT RATE. CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate reported for the applicable Index Maturity on page 7055 (or other applicable page) of the Telerate Data Service under the heading "Daily Treasury Constant Maturities and Money Markets/Federal Reserve Board Release H.15 Monday's Approx. 3:45 p.m. EDT," for the applicable CMT Interest Determination Date. If such rate is not so available by 3:00 p.m., New York City time, on the applicable Calculation Date, then the CMT Rate for such CMT Interest Determination Date shall be calculated by the Calculation Agent and shall be the bond equivalent yield to maturity of the arithmetic mean of the secondary market bid rates, as of 3:00 P.M., New York City time, on the applicable CMT Interest Determination Date, reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "Reference Dealer") selected by the Calculation Agent, for the most recently issued direct noncallable fixed rate Treasury Bills with an original maturity approximately equal to the applicable Index Maturity; provided, however, that if the Calculation Agent is not able to obtain such quotations from at least three such Reference Dealers, the CMT Rate will remain the CMT Rate then in effect on such CMT Interest Determination Date.

ZERO COUPON NOTES

  Notes may be issued in the form of Original Issue Discount Notes that do not provide any periodic payments of interest (the "Zero Coupon Notes"). The specific terms of any Zero Coupon Notes will be set forth in the applicable Pricing Supplement.

REDEMPTION

  If so specified in the applicable Pricing Supplement, a Note will be redeemable at the option of the Company on the date or dates prior to maturity specified in the applicable Pricing Supplement at the price or prices specified in the applicable Pricing Supplement (unless otherwise specified in such Pricing Supplement, expressed as a percentage of the principal amount of such Note or, in the case of Zero Coupon Notes or certain interest bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement), as a percentage of the Amortized Face Amount of such Note), together with accrued interest, if any, to the date of redemption determined as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part upon not less than 30 nor more than 60 days' notice mailed by or on behalf of the Company to the registered holder thereof. Unless otherwise specified in the applicable Pricing Supplement, the Company will not be obligated to redeem or purchase the Notes pursuant to any sinking fund or analogous provision or at the option of any holder. If less than all of the Notes of like tenor are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Upon any redemption of less than all of the principal of a Note prior to maturity, a new Note of like tenor and of an authorized denomination representing the unredeemed portion thereof will be issued to the registered holder thereof.

FOREIGN CURRENCY NOTES

  Unless otherwise specified in an applicable Pricing Supplement, Notes denominated in other than United States dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Foreign Currency Risks" in the accompanying Prospectus.

               UNITED STATES TAXATION--UNITED STATES NOTEHOLDERS

  The following is a summary of the principal general federal income tax consequences to a holder of Notes (a "United States Noteholder") who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be United States Noteholders. As used herein, the term "Foreign Noteholder" means a beneficial owner of a Note that is not a United States Noteholder.

  The following summary deals only with Notes held as capital assets by initial purchasers at the issue price who are United States Noteholders and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as a hedge against or which are hedged against currency risks, and persons whose functional currency is not the U.S. dollar. A person considering the purchase of Notes should consult his or her own tax advisor concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations.

GENERAL

  As a general rule, interest paid or accrued on the Notes, as well as original issue discount, if any, will be treated as ordinary income to United States Noteholders. A United States Noteholder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the Notes in ordinary income as such interest accrues, while a United States Noteholder using the cash receipts and disbursements method of accounting for federal income tax purposes must include such interest in ordinary income when payments are received (or made available for receipt) by such holder, except as described below under "Original Issue Discount".

  In the event that any of the Notes are determined to be "applicable high yield discount obligations," under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), additional information regarding the federal income tax consequences associated with such Notes will be provided as part of the Pricing Supplement for such Notes.

ORIGINAL ISSUE DISCOUNT

  The Notes, including the Original Issue Discount Notes, may be issued with "original issue discount." In general, in the hands of the original holder of a Note, original issue discount is the difference between the "stated redemption price at maturity" of the Note and its "issue price." The original issue discount with respect to a Note will be considered to be zero if it is less than one quarter of one percentage point of the Note's stated redemption price at maturity multiplied by the number of complete years from the date of issue of such Note to its Stated Maturity Date ("de minimis OID"). In addition, special rules described below apply to Notes having a fixed maturity date not more than one year from the date of issue. Regulations regarding original issue discount were issued by the Treasury Department in January 1994 and were amended on June 11, 1996 and on December 31, 1996 (the "Regulations").

  The stated redemption price at maturity of a Note generally will be equal to the sum of all payments, whether denominated as principal or interest, to be made with respect thereto other than "qualified stated interest" payments. Pursuant to the Regulations, qualified stated interest payments are interest payments based on a single fixed rate of interest (or under certain circumstances, a variable rate tied to an objective index) that is actually and unconditionally payable at fixed periodic intervals of one year or less during the entire term of the Note. Although, if so provided in the related Pricing Supplement, a Note may be subject to optional redemption by the Company under certain circumstances for an amount in excess of its principal amount, based on the Regulations, this excess should not be considered when determining the stated redemption price at maturity of such Note. In general, the issue price of a Note is the initial offering price to the public at which a substantial amount of Notes are sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). In addition, under the Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  It is possible that Notes which are not denominated as Original Issue Discount Notes may also be treated as issued at an original issue discount. For example, Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, a single rate based on one or more qualified floating rates or a single rate based on the yield of actively traded personal property (an "objective rate"), or a single fixed rate and a single objective rate that is a qualified inverse floating rate will also be deemed to have original issue discount unless such interest is unconditionally payable at least annually during the term of the Note at a single qualified floating rate or a single objective rate within the meaning of the Regulations. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for
(i) one interest rate formula followed by one or more interest rate formulas,
(ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

  In the case of a Note issued with de minimis OID, the United States Noteholders generally must include such de minimis OID in income as stated principal payments on the Notes are made in proportion to the amount of principal paid. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

  In the case of Notes that are determined to be issued with original issue discount for federal income tax purposes ("Discount Notes"), a United States Noteholder must generally include the original issue discount in ordinary income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of original issue discount, if any, required to be included in a United States Noteholder's ordinary income for federal income tax purposes in any taxable year will be computed in accordance with Section 1272(a) of the Code and the Regulations. Under such Section and the Regulations, original issue discount accrues on a daily basis under a constant yield method that takes into account the compounding of interest. The daily portions of original issue discount are determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount for that period.

  Accrual periods may be of any length and may vary in length over the term of the Notes, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. Original issue discount for any accrual period will be the excess of (i) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity over (ii) any qualified stated interest payments for that accrual period. The adjusted issue price of a Note at the start of any accrual period is the sum of the issue price and the accrued original issue discount for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below), reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. One effect of this method is that United States Noteholders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  In the case of a Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest rate formula. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such Notes.

  If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note would be treated as a contingent payment debt obligation. United States Noteholders should be aware that on June 11, 1996, the Treasury Department issued final regulations which were amended on December 31, 1996 (the "CPDI Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations may cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States federal income tax law. Specifically, the CPDI Regulations may require the United States Noteholder of such an instrument to include future contingent and non-contingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a United States Noteholder on the sale, exchange, or retirement of a contingent payment debt instrument may be treated as ordinary income and all or a portion of any loss realized may be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of Floating Rate Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

  Under the Regulations, a holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with the foregoing constant yield method that takes into account the compounding of interest. The election is to be made during the taxable year in which the United States Noteholder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). United States Noteholders should consult with their own tax advisors about this election.

  The original issue discount provisions described above do not apply to Notes having a fixed maturity date not more than one year from the date of issue (the "Short-Term Notes"). Under the Regulations, a Short-Term Note will be treated as having been issued at an original issue discount equal to the excess of the total principal and interest payments on the Note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include original issue discount in ordinary income for federal income tax purposes on a daily basis unless an election to do so is made. Holders of Short-Term Notes who report income under the accrual method of tax accounting and certain other holders including banks, regulated investment companies and dealers in such securities are required to include original issue discount in income on a daily basis pursuant to a straight-line method, unless such holders make an election to accrue original issue discount under the constant yield method described above by taking into account daily compounding. In the case of holders of Short-Term Notes not required and not electing to include original issue discount in income currently, any gain realized on the sale, exchange or maturity of such Short-Term Notes will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding), reduced by any interest received, to the date of sale, exchange or maturity. Holders of Short-Term Notes not required and not electing to include the original issue discount in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

  The Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

OPTIONAL REDEMPTION

  Under the Regulations, if the Company has an option to redeem a Note prior to its Stated Maturity Date, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be lower than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for original issue discount purposes as if it were redeemed, and a new Note were issued, on the presumed exercise date for an amount equal to the redemption price.

MARKET DISCOUNT

  Whether or not issued with original issue discount, the Notes will be subject to the "market discount rules" of Section 1276 of the Code. In general, these rules provide that if a United States Noteholder purchases a Note at a market discount (i.e., a discount from its original issue price plus any accrued original issue discount, as described above) and thereafter recognizes gain upon a disposition or redemption, the lesser of (i) such gain or (ii) the accrued market discount will be taxed as ordinary interest income. If such Note is disposed of in a nontaxable transaction (other than as provided in Code Section 1276(c) and (d)), accrued market discount will be includible as ordinary income to the Holder as if such Holder had sold the Note at its then fair market value. Generally, the accrued market discount will be the total market discount on a Note multiplied by a fraction, the numerator of which is the number of days the United States Noteholder held the Note and the denominator of which is the number of days from the date the United States Noteholder acquired the Note until its maturity date. A United States Noteholder may elect, however, to determine accrued market discount under the constant-yield method.

  Limitations imposed by the Code that are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Note with accrued market discount. A United States Noteholder may elect to include market discount in gross income as it accrues and, if such United States Noteholder makes such an election, is exempt from this rule. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The adjusted basis of a Note subject to such election will be increased to reflect market discount included in income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

  A United States Noteholder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that such holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

  If a United States Noteholder purchases a Note for an amount that is greater than the amount payable at maturity, the United States Noteholder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium over the remaining term of the Note, based on the United States Noteholder's yield to maturity with respect to the Note as determined under the bond premium rules. A United States Noteholder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the United States Noteholder's income with respect to the Note in that accrual period. Under recently promulgated regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the United States Noteholder's prior interest inclusions on the Note. Any excess is generally carried forward and allocable to the next accrual period. A United States Noteholder who elects to amortize bond premium must reduce his tax basis in the Note as described below under "Sale, Exchange or Retirement of Notes." An election to amortize bond premium applies to all taxable debt obligations held by the United States Noteholder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent to the IRS. The recent regulations provide limited automatic consent for a United States Noteholder to change its method of accounting for bond premium to the constant yield method if the change is made for the first taxable year (by a statement on the relevant return) for which the United States Noteholder must account for a bond under the recent regulations.

  If a United States Noteholder makes a constant yield election for a Note with amortizable bond premium (or market discount), the holder will generally be deemed to make the election described above to amortize bond premium (or accrue market discount) for all of the holder's debt instruments with amortizable bond premium (or market discount), which may be revoked only with the permission of the IRS.

SALE, EXCHANGE OR RETIREMENT OF NOTES

  Upon the sale, exchange, retirement or other disposition of a Note, a United States Noteholder will recognize gain or loss equal to the difference between the amount realized from the sale, exchange, retirement or other disposition and the holder's adjusted basis in such Note or applicable portion thereof. Such adjusted basis generally will equal the cost of such Note to such holder, increased by any original issue discount and market discount includible in such holder's ordinary income with respect to such Note and reduced by any principal payments on the Note previously received by such holder (including any other payments on the Note that are not qualified stated interest payments) and by any amortizable bond premium used to offset qualified stated interest and certain other amortizable bond premium allowed as a deduction under the new regulations described under "Acquisition Premium; Amortizable Bond Premium" above. Except as discussed above with respect to Short-Term Notes and the discussion under "Foreign Currency Notes" below, or to the extent cash received is attributable to accrued qualified stated interest, any gain or loss recognized upon a sale, exchange, retirement or other disposition of a Note will be capital gain or loss.

  The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition. Prospective investors should consult their own tax advisors concerning this tax law change.

WITHHOLDING TAXES AND REPORTING REQUIREMENTS

  Interest payments, accrual of original issue discount and payments of principal and any premium with respect to a Note will be reported to the extent required by the Code to the United States Noteholders and the IRS. Such amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax at a rate of 31% will apply to such payments if a United States Noteholder fails to supply the Company or its agent with such Noteholder's taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

FOREIGN CURRENCY NOTES

  The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

  A United States Noteholder who uses the cash method of accounting and who receives interest (other than original issue discount) in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the interest received (determined on the date such interest is received) regardless of whether the interest payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Noteholder's tax basis in the foreign currency.

  To the extent the above paragraph is not applicable, a United States Noteholder who (i) uses the cash method of accounting and accrues original issue discount or (ii) uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Noteholder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States Noteholder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Noteholder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A United States Noteholder should consult a tax advisor before making the above election.

  OID and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

  The amount of market discount on Foreign Currency Notes includible in income will generally be determined by translating the market discount determined in the Foreign Currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the United States Noteholder has elected to accrue market discount currently, then the amount which accrues is determined in the Foreign Currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A United States Noteholder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

  Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Noteholder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account under the applicable rules described above under "Acquisition Premium; Amortizable Bond Premium" will reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

  A United States Noteholder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Noteholder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Noteholder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

  Gain or loss realized on the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount as determined pursuant to Section 988 of the Code of such Note, and, for accrual basis United States Noteholders, any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Noteholder acquired such Note, and, for accrual basis United States Noteholders, the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period or at a spot rate as described above. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Noteholder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the Note is properly reflected. Any gain or loss realized by such a holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a Short-Term Note, to the extent of any original issue discount not previously included in the holder's income).

  A United States Noteholder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the IRS. Any gain or loss realized by a United States Noteholder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

                  UNITED STATES TAXATION--FOREIGN NOTEHOLDERS

  The following summary describes the principal United States federal income and estate tax consequences of ownership and disposition of the Notes by a Foreign Noteholder. This summary is based on the Code and existing and proposed Treasury regulations, revenue rulings and judicial decisions. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as nonresident alien individuals that have lost their United States citizenship or that have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations, or passive foreign investment companies and Foreign Noteholders that are owned or controlled by United States Noteholders. Persons considering the purchase of Notes should consult with their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction or under an applicable tax treaty.

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any Foreign Noteholder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the beneficial owner thereof fulfills the statement requirement set forth in Section 871(h) or
  Section 881(c) of the Code (described below);

    (b) a Foreign Noteholder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either
  (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or (ii) such gain is effectively connected with the conduct by such holder of a trade or business in the United States; and

    (c) a Note held by an individual who is not treated as a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

  Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above in the case of a Note issued in registered form, either the beneficial owner of the Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, files a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States person. Under temporary United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the holder (and furnishes the withholding agent with a copy thereof). IRS Form W-8 is valid for the calendar year in which filed and the two succeeding calendar years. With respect to Notes held by a foreign partnership, under current law, the Form IRS W-8 may be provided by the foreign partnership. However, for interest (including original issue discount) and disposition proceeds paid with respect to a Note after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a partnership withholding certificate furnished on IRS Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.


  Alternatively, payments to Foreign Noteholders not meeting the requirements of paragraph (a) above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding or subject to withholding at a reduced rate if the beneficial owner of the Note, or his agent, provides the withholding agent with a properly executed IRS Form 1001 (or successor form) claiming an exemption from withholding or reduced withholding rate under the benefit of a tax treaty. IRS Form 1001 is valid for the calendar year in which filed and the two succeeding calendar years.

  If a Foreign Noteholder is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Noteholder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Noteholder. See "United States Taxation, United States Noteholders" above. In lieu of the IRS Form W-8 described above, such a holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, after December 31, 1998, an IRS Form W-8) in order to claim an exemption from withholding tax. In addition, if such Foreign Noteholder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such Foreign Noteholder if such interest or gain, as the case may be, is effectively connected with the conduct by the Foreign Noteholder of a trade or business in the United States. IRS Form 4224 is valid solely for the calendar year in which filed.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain noncorporate United States persons.

Under current Treasury Regulations, backup withholding will not apply to payments made on a Note if the holder certifies that it is not a United States person, provided that the Company or its paying agent, as the case may be, does not have actual knowledge that the holder is a United States person.

  Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or, in the case of payments made after December 31, 1998, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person (and the payor does not have actual knowledge that the beneficial owner is a United States person) or otherwise establishes an exemption.

  Foreign Noteholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Foreign Noteholder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the United States IRS.

NEW WITHHOLDING RULES IN 1999

  Effective January 1, 1999, new withholding tax regulations will take effect with respect to interest payments and certain other categories of payments made to Foreign Noteholders. Among other things, these regulations generally will require any Foreign Noteholder that seeks the protection of an income tax treaty with respect to the imposition of U.S. withholding tax to obtain a taxpayer identification number from the IRS in advance and provide verification that such holder is entitled to the protection of the relevant income tax treaty. Tax-exempt Foreign Noteholders will generally be required to provide verification of their tax-exempt status. Foreign Noteholders are urged to consult with their tax advisors with respect to these new withholding rules.

                         PLAN OF DISTRIBUTION OF NOTES

  The Company has entered into a Distribution Agreement with Morgan Stanley & Co. Incorporated, Piper Jaffray Inc., Dain Rauscher Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. and may enter into similar agreements with other agents (collectively, the "Agents"). Under the terms of such Distribution Agreement and any such other similar agreements, the Notes will be offered on a continuing basis by the Company through the Agents, each of which has agreed or will have agreed to use its reasonable efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from .125% to .750% (or such other amount as may be specified in the applicable Pricing Supplement) of the principal amount of each Note, depending on its maturity, sold through such Agent. The Company will have the sole right to accept offers to purchase Notes and may reject any offer, in whole or in part. Each Agent shall have the right to reject any offer to purchase Notes received by it, in whole or in part. The Company will also have the right to sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. In addition, such Agent may offer the Notes it has purchased as principal to other dealers. Such Agent may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of 66 2/3% of the discount to be received by such Agent.

  In connection with an offering of Notes the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes during and after the offering. Specifically, the Agents may over-allot or otherwise create a short position in the Notes for their own account by selling more Notes than have been sold to them by the Company. The Agents may elect to cover any such short position by purchasing Notes in the open market. In addition, the Agents may stabilize or maintain the price of the Notes by bidding for or purchasing Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

  On December 15, 1997, the Company and Piper Jaffray Companies Inc. ("Piper Jaffray"), the parent company of Piper Jaffray Inc., one of the Agents, announced that they had entered into a definitive agreement whereby the Company will acquire Piper Jaffray for $730 million. The transaction will be accounted for as a purchase, is subject to shareholder and regulatory approvals, and is expected to close in the second quarter of 1998. This Prospectus Supplement and the related Prospectus may be used by direct or indirect wholly owned subsidiaries of the Company, including Piper Jaffray Inc., in connection with offers and sales related to secondary market transactions in the Notes. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Notes offered hereby are being oferred pursuant to Rule 2720 of the National Association of Securities Dealers Conduct Rules.

  In the course of their respective businesses, certain of the affiliates of J.P. Morgan Securities Inc., one of the Agents, have engaged and may in the future engage in commercial banking transactions with the Company and affiliates of the Company. Certain of the other Agents and their associates may also be customers of, engage in transactions with and perform services for the Company, including its subsidiaries, in the ordinary course of business. In addition, the Paying Agent and the Calculation Agent is an affiliate of the Company.

  The Notes may also be sold by the Company directly to investors in those jurisdictions in which the Company is permitted to do so. No commission will be paid on Notes sold directly by the Company.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed or will have agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. The Company also has agreed or will have agreed to reimburse the Agents for certain expenses in connection with the offering of the Notes.

  Each of the Agents may from time to time purchase and sell Notes in the secondary market, but will not be obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

  The Company has authorized or will authorize the Agents to solicit offers by certain institutions to purchase Notes pursuant to delayed delivery contracts. See "Plan of Distribution" in the Prospectus.

                            VALIDITY OF SECURITIES

  The validity of the Notes has been passed upon for the Company by Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota 55402-1498, and for the Agents by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Davis Polk & Wardwell has relied as to all matters governed by Minnesota law on the opinions of Dorsey & Whitney LLP and Lee R. Mitau, General Counsel of the Company, and Dorsey & Whitney LLP has relied as to all matters governed by New York law on the opinion of Davis Polk & Wardwell. The opinions of Dorsey & Whitney LLP and Davis Polk & Wardwell are conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. The Dorsey & Whitney LLP firm and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of the Company.

Prospectus

                      [LOGO OF US BANCORP APPEARS HERE]
                                 $2,124,000,000

      DEBT SECURITIES, PREFERRED STOCK,DEPOSITARY SHARES AND DEBT WARRANTS

                                  -----------

  U.S. Bancorp ("USB" or the "Company") may offer from time to time in one or more series (i) its unsecured debt securities, which may be senior (the "Senior Notes") or subordinated (the "Subordinated Notes," and together with the Senior Notes (the "Debt Securities"); (ii) shares of its preferred stock (the "Preferred Stock"); (iii) depositary shares (the "Depositary Shares") representing fractional shares of Preferred Stock and evidenced by depositary receipts; or (iv) warrants to purchase Debt Securities (the "Debt Warrants"), in an aggregate principal amount not to exceed $2,124,000,000, or its equivalent (based on the applicable exchange rate at the time of the offering) in such foreign currency or units of two or more foreign currencies (each, a "Currency"), as may be designated by the Company at the time of the offering, on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Depositary Shares and Debt Warrants (collectively, the "Securities") will be offered for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

  The specific terms with respect to a series or issue of Securities such as
(i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, any restrictive covenants, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; and (iv) the initial public offering price and the net proceeds to the Company and other specific terms related to the offered Securities, will be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

  The Senior Notes, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Notes, when issued, will be subordinated as described herein under "Description of Debt Securities--Subordination of Subordinated Notes."

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE COM-
    MISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS
       A CRIMINAL OFFENSE.

                                  -----------

  The Securities may be sold to or through underwriters, dealers or agents for public offering or directly to other purchasers pursuant to the terms of the offering fixed at the time of sale. See "Plan of Distribution." Any underwriters, dealers or agents participating in an offering of Securities will be named in the accompanying Prospectus Supplement or Prospectus Supplements. Such underwriters, dealers or agents may be deemed "underwriters" within the meaning of the Securities Act of 1933.

                                  -----------

FEBRUARY 17, 1998.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF PENALTY BIDS IN CONNECTION WITH THE OFFERING OF THE SECURITIES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY AND THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, 13th floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains report, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company, which until August 1, 1997 was named First Bank System, Inc., which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

    (a) Annual Report on Form 10-K for the year ended December 31, 1996;

    (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (c) two Current Reports on Form 8-K filed on March 20, 1997, and the Current Reports on Form 8-K filed June 24, 1997, August 1, 1997, October 1, 1997, October 17, 1997, December 15, 1997 and January 16, 1998.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than certain exhibits to such documents for which the Company may impose a copying charge. Requests for such copies should be directed to U.S. Bancorp, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, Attention: Investor Relations Department, telephone number (612) 973-2263.

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                               ----------------

  Notice to North Carolina purchasers: the Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this prospectus.

                               ----------------

                                 U.S. BANCORP

  U.S. Bancorp ("USB" or the "Company") is a multi-state bank holding company, registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its headquarters in Minneapolis, Minnesota. On August 1, 1997, First Bank System, Inc. of Minneapolis ("FBS") acquired U. S. Bancorp of Portland, Oregon and assumed the U.S. Bancorp name. The combined organization is the fifteenth largest U.S. commercial bank holding company based on assets. At December 31, 1997, USB and its consolidated subsidiaries had consolidated assets of $71.3 billion, consolidated deposits of $49.0 billion, and shareholders' equity of $5.9 billion.

  USB operates eight banks and eleven trust companies serving millions of customers principally in seventeen states from the Midwest to the Rocky Mountains to the Pacific Northwest. USB also has various other subsidiaries engaged in financial services.

  The banking subsidiaries of USB are engaged in general retail and commercial banking business. These subsidiaries provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. Depository services include checking and savings accounts and certificates of deposit and other time deposits. Additional services include commercial lending, financing of import/export trade, foreign exchange and retail and institutional brokerage services. Treasury management and receivable lockbox collection are provided for corporate customers. The banking and trust company subsidiaries of USB also provide a full range of fiduciary products and services to individuals, estates, foundations, business corporations and charitable organizations. Other subsidiaries of USB provide financial services related to banking, including lease financing, discount brokerage, investment advisory services and insurance agency and credit life insurance services.

  On December 15, 1997, USB and Piper Jaffray Companies Inc. ("Piper Jaffray") announced that they had entered into a definitive agreement whereby USB will acquire Piper Jaffray for $730 million. The cash transaction will be accounted for as a purchase, is subject to shareholder and regulatory approvals, and is expected to close in the second quarter of 1998.

  USB was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111)). For further information concerning USB, see the USB documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

  The net proceeds from the sale of the Securities will be used for general corporate purposes, including repayment of outstanding indebtedness of the Company, investments in, or extension of credit to, the Company's subsidiaries and possible acquisitions. Specific allocations of the proceeds to such purposes may not have been made at the date of the applicable Prospectus Supplement, although management of the Company will have determined that funds should be obtained at that time in anticipation of future funding requirements. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such application, such net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.

     RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends of the Company for the respective periods indicated.

                                     YEAR ENDED DECEMBER 31,  NINE MONTHS ENDED
                                     ------------------------ ------------------
                                     1992 1993 1994 1995 1996 SEPTEMBER 30, 1997
                                     ---- ---- ---- ---- ---- ------------------
Ratio of Earnings to
 Fixed Charges:
  Excluding interest on
   deposits.....................     2.72 3.89 2.64 2.95 3.60        2.51
  Including interest on
   deposits.....................     1.40 1.70 1.53 1.66 1.89        1.55
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends:
  Excluding interest on
   deposits.....................     2.41 3.32 2.47 2.83 3.46        2.45
  Including interest on
   deposits.....................     1.36 1.63 1.50 1.64 1.86        1.54

  For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes and cumulative effect of changes in accounting principles and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, include interest (other than on deposits but including capitalized interest) and the portion deemed representative of the interest factor of rents. Fixed charges, including interest on deposits, include all interest (including capitalized interest) and the portion deemed representative of the interest factor of rents. For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, the calculation is the same as the ratio of earnings to fixed charges, except that fixed charges include the amount of pretax earnings which would be required to cover preferred stock dividend requirements.

                        DESCRIPTION OF DEBT SECURITIES

  The Senior Notes will be issued under an Indenture dated as of October 1, 1991 (the "Senior Note Indenture") between the Company and Citibank, N.A., as Trustee (the "Senior Note Trustee"), and the Subordinated Notes will be issued under an Indenture dated as of October 1, 1991, as amended by a First Supplemental Indenture dated as of April 1, 1993 (as so amended, the "Subordinated Note Indenture" and, together with the Senior Note Indenture, the "Indentures") between the Company and Citibank, N.A., as Trustee (the "Subordinated Note Trustee"). Copies of the Indentures have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture. Certain terms capitalized and not otherwise defined herein are defined in one or both of the Indentures.

  The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company (a "Board Resolution") and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

  Because the Company is a holding company, its rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Any capital loans by the Company to any of the Banks would be subordinate in right of payment to deposits and to certain other indebtedness of such Banks. Claims on the subsidiaries by creditors other than the Company may include long-term and medium-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings.

GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder nor the amount of other debt which may be issued by the Company. The Debt Securities will be unsecured obligations of the Company and those issued under the Senior Note Indenture will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, while those issued under the Subordinated Note Indenture will be subordinated as hereinafter described under "Subordination of Subordinated Notes."

  Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. (Section 302) Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Section 305)

  Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special Federal income tax and other considerations applicable thereto and special Federal tax and other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

  Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the principal corporate trust office of the applicable Trustee. In addition, unless otherwise provided in the applicable Prospectus Supplement or Prospectus Supplements, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305, 1001 and
1002)

  The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (1) the title of the offered Debt Securities; (2) whether the offered Debt Securities are Senior Notes or Subordinated Notes; (3) any limit on the aggregate principal amount of the offered Debt Securities; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the offered Debt Securities will be issued; (5) the date or dates on which the offered Debt Securities will mature and any rights of extension; (6) the rate or rates, if any (which may be fixed or variable), per annum at which the offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date from which any such interest will accrue; (7) the dates on which any such interest on the offered Debt Securities will be payable and the regular record dates therefor; (8) any mandatory or optional sinking fund or analogous provisions;
(9) the period or periods, if any, within which and the price or prices at which the offered Debt Securities may be redeemed, pursuant to any redemption provisions, at the option of the Company or of the holder thereof and other detailed terms of any such optional redemption provision; (10) the currency or currency units, including European Currency Units ("ECUs") or other composite currencies, for the payment of principal of and any premium and interest payable on the offered Debt Securities, if other than United States dollars;
(11) the place or places where the principal of and any premium and interest on the offered Debt Securities will be payable; (12) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described under "Events of Default"; (13) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (14) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities and the circumstances under which any such Global Security may be exchanged for Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; and (15) any other terms of the offered Debt Securities not inconsistent with the provisions of the Indenture.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, Global Securities will be issued in registered form. (Section 305) The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

SUBORDINATION OF SUBORDINATED NOTES

  The payment of the principal of and interest on the Subordinated Notes will, to the extent set forth in the Subordinated Note Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company. (Section 1301) In certain events of insolvency, the payment of the principal of and interest on the Subordinated Notes will, to the extent set forth in the Subordinated Note Indenture, also be effectively subordinated in right of payment to the prior payment in full of all General Obligations. No payment pursuant to the Subordinated Notes may be made and no Holder of the Subordinated Notes shall be entitled to demand or receive any such payment unless all amounts of principal of, premium, if any, and interest then due on all Senior Indebtedness of the Company shall have been paid in full or duly provided for and, at the time of such payment or immediately after giving effect thereto, there shall not exist with respect to any such Senior Indebtedness any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default. (Section 1302) Upon any payment or distribution of the assets of the Company in connection with dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest in accordance with the terms of such Senior Indebtedness before any payment is made on the Subordinated Notes. (Section
1303) If upon any such payment or distribution of assets to creditors, there remains, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amount of cash, property or securities available for payment or distribution in respect of Subordinated Notes (as defined in the Subordinated Note Indenture, "Excess Proceeds") and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Notes. (Section 1314)

  "Senior Indebtedness" of the Company is defined in the Subordinated Note Indenture to mean the principal of, premium, if any, and interest on (1) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Note Indenture or thereafter created, assumed or incurred (including, without limitation, any Senior Notes issued pursuant to the Senior Note Indenture), except (a) such indebtedness as is by its terms expressly stated to rank junior in the right of payment to the Subordinated Notes or to rank pari passu with the Subordinated Notes and (b) the Company's Subordinated Floating Rate Notes Due November 2010, and (2) any deferrals, renewals or extensions of any such Senior Indebtedness. "General Obligations" of the Company are defined in the Subordinated Note Indenture to mean all obligations of the Company to make payment on account of claims of general creditors, other than (1) obligations on account of Senior Indebtedness and (2) obligations on account of the Subordinated Notes and indebtedness of the Company for money borrowed ranking pari passu with or subordinate to the Subordinated Notes; provided, however, that if the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) shall promulgate any rule or issue any interpretation defining or describing the term "general creditor" or "general creditors" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, the term "General Obligations" shall mean obligations to "general creditors" as defined or described in such rule or interpretation, as from time to time in effect, other than obligations described in clauses (1) and
(2) above. The term "claim" as used in the foregoing definition has the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to April 1, 1993. The term "indebtedness of the Company for money borrowed" is defined to mean any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. (Section 101)

  By reason of the subordination described above, in the event of the bankruptcy, insolvency or reorganization of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and Holders of the Subordinated Notes may receive less, ratably, than creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Notes. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Notes. Unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, the Subordinated
Note Indenture does not provide for any right of acceleration of the payment of principal of the Subordinated Notes upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Notes or the Subordinated Note Indenture. See "Events of Default" below.

  The subordination provisions of the Subordinated Note Indenture described herein are provided for the benefit of the holders of Senior Indebtedness and are not intended for the benefit of creditors in respect of General Obligations. The Company and the Subordinated Note Trustee may amend the Subordinated Note Indenture to reduce or eliminate the rights of creditors in respect of General Obligations without the consent of such creditors or the Holders of the Subordinated Notes. Upon (1) the promulgation of any rule or regulation or the issuance of any interpretation by the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) that (a) permits the Company to include the Subordinated Notes in its capital if they were subordinated in right of payment to Senior Indebtedness without regard to any other obligations of the Company, (b) otherwise eliminates the requirement that subordinated debt of a bank holding company must be subordinated in right of payment to its "general creditors" in order to be included in capital or (c) causes the Subordinated Notes to be excluded from capital notwithstanding the subordination provisions described above, or (2) any event that results in the Company no longer being subject to capital requirements of bank regulatory authorities, the provisions of the Subordinated Note Indenture providing for subordination of the Subordinated Notes in favor of creditors in respect of General Obligations shall immediately and automatically be terminated without further action by the Company or the Subordinated Note Trustee. (Section 1315)

RESTRICTIVE COVENANTS

  Subject to the provisions described under "Consolidation, Merger and Sale of Assets," the Senior Note Indenture prohibits the issuance, sale or other disposition of shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Principal Subsidiary Bank, the merger or consolidation of a Principal Subsidiary Bank with or into any other corporation or the sale or other disposition of all or substantially all of the assets of a Principal Subsidiary Bank if, after giving effect to any such transaction and the issuance of the maximum number of shares of Voting Stock issuable upon the conversion or exercise of all such convertible securities, options, warrants or rights, the Company would own, directly or indirectly, 80% or less of the shares of Voting Stock of such Principal Subsidiary Bank or the successor bank in such merger or consolidation or the bank which acquires such assets, as the case may be. (Section 1007)

  In the Senior Note Indenture the Company covenants that it will not create, assume, incur or suffer to exist any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Principal Subsidiary Bank owned by the Company, directly or indirectly, without making effective provision whereby the Senior Notes of all series shall be equally and ratably secured, if, treating such pledge, encumbrance or lien as a transfer to the secured party, and after giving effect to the issuance of the maximum number of shares of Voting Stock issuable upon conversion or exercise of such convertible securities, options, warrants or rights, the Company would own, directly or indirectly, 80% or less of the shares of Voting Stock of such Principal Subsidiary Bank. (Section
1008)

  The term "Principal Subsidiary Bank" is defined in the Indentures as First Bank National Association ("FBNA") and any successor. Immediately following FBS's acquisition of USB, USB reorganized FBNA and changed its name to U.S. Bank National Association.

  Except as may be otherwise specified in the applicable Prospectus Supplement, the Subordinated Note Indenture does not contain either of the restrictive covenants set forth above with respect to the Senior Note Indenture nor does it contain any other provision which restricts the Company from incurring or becoming liable with respect to any Senior Indebtedness or any General Obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock or from creating any liens on its property for any purpose.

  Except as may be otherwise specified in the applicable Prospectus Supplement, neither Indenture contains covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

  The following events are defined in the Senior Note Indenture as "Events of Default" with respect to any series of Senior Notes, unless otherwise provided with respect to such series: (1) failure to pay any interest on any Senior Note of that series when due and payable, continued for 30 days; (2) failure to pay principal of or any premium on any Senior Note of that series when due and payable; (3) failure to deposit any sinking fund payment, when due, in respect of any Senior Note of that series; (4) failure to perform any other covenant of the Company in the Senior Note Indenture (other than a covenant included in the Senior Note Indenture solely for the benefit of a series of Senior Notes other than that series), continued for 60 days after written notice as provided in the Senior Note Indenture; (5) the occurrence of an event of default under any indenture or instrument under which the Company or a Principal Subsidiary Bank has or shall hereafter have outstanding indebtedness for borrowed money in excess of $5,000,000 which has become due and payable by its terms and has not been paid or whose maturity has been accelerated and such payment default has not been cured or such acceleration has not been annulled within 60 days after written notice as provided in the Senior Note Indenture; (6) certain events in bankruptcy, insolvency or reorganization involving the Company or a Principal Subsidiary Bank; and (7) any other Event of Default provided with respect to Senior Notes of that series. The only events defined in the Subordinated Note Indenture as "Events of Default" with respect to any series of Subordinated Notes, unless otherwise provided with respect to such series, are (1) certain events in bankruptcy, insolvency or reorganization involving the Company; (2) certain events involving the receivership, conservatorship or liquidation of a Principal Subsidiary Bank; and (3) any other Event of Default provided with respect to Subordinated Notes of that series. (Section 501)

  If an Event of Default with respect to any series of Debt Securities Outstanding under either Indenture occurs and is continuing, then either the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the applicable Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  Each Indenture provides that, subject to the duty of the applicable Trustee during default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series. (Section 512)

  The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (2) reduce the principal amount of, or premium or interest on, any Debt Security, (3) change any obligation of the Company to pay additional amounts, (4) reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the Maturity thereof, (5) change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable,
(6) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (8) modify the provisions of the Subordinated Note Indenture with respect to the subordination of any Subordinated Notes in a manner adverse to the Holders thereof, or (9) modify any of the above provisions. (Section 902)

  The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture. (Section 1009) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default (1) in the payment of principal of, or any premium or interest on, any Senior Notes, or (2) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

  Each Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (1) above). (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Debt Securities under either Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Debt Securities and under such Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under such Indenture and that certain other conditions are met. (Section 801)

REGARDING CITIBANK, N.A.

  The Company and certain of its subsidiaries maintain deposits with and conduct other banking transactions with Citibank, N.A. in the ordinary course of business.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to each series of the Preferred Stock, as filed or incorporated by reference as an exhibit to the Registration Statement to which this Prospectus pertains.

GENERAL

  Pursuant to the Company's Restated Certificate of Incorporation, as amended, the Board of Directors of the Company has the authority, without further stockholder action, to issue from time to time a maximum of 10,000,000 shares of preferred stock ("Preferred Stock"), including shares issued or reserved for issuance, in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Company may determine. The authority of the Board of Directors of the Company includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof; (ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (v) whether and upon what terms the shares are to be convertible; (vi) the voting rights, if any, which shall apply; (vii) restrictions, if any, on the issue or reissue of any additional Preferred Stock; (viii) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Company; and (ix) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. At September 30, 1997, 6,000,000 shares of Preferred Stock were outstanding and an additional 4,000,000 shares were authorized and reserved for issuance. The Board of Directors has authorized the issuance from time to time, on such terms and subject to such conditions as may be approved by the Securities Committee thereof, of up to 6,000,000 additional shares of Preferred Stock in one or more series.

  As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

  Under interpretations adopted by the Federal Reserve Board, if the holders of any series of the Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of such series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of such series.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including (i) the title, stated value and liquidation preferences of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) whether the Company has elected to offer Depositary Shares as described under "Description of Depositary Shares"; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with the outstanding shares of the Company's Preferred Stock described below and each other series of the Preferred Stock and will rank senior to the Company's Junior Preferred Stock described below. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. Unless otherwise specified in the applicable Prospectus Supplement, First Chicago Trust Company of New York will be the transfer agent and registrar for the Preferred Stock and any Depositary Shares.

DIVIDENDS

  The holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

  Dividends on any series of the Preferred Stock will be cumulative as provided in, or except as otherwise specified in, the applicable Prospectus Supplement. No full dividends will be declared or paid or set apart for payment on any stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless full dividends on the Preferred Stock of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared or made upon Preferred Stock of each series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock of each series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on shares of each series of the Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on each series of the Preferred Stock shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Stock which may be in arrears.

VOTING RIGHTS

  If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any preferred stock of the Company is equal to at least six quarterly dividends on such series of preferred stock of the Company, the number of the directors of the Company will be increased by two and the holders of all outstanding series of preferred stock of the Company (excluding the Series 1990A Preferred Stock described below under "Description of Outstanding Preferred Stock"), voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default on all preferred stock of the Company have been paid or declared and set apart for payment.

  The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the preferred stock of the Company, voting as a class, will be required for any amendment of the Company's Certificate of Incorporation (including any certificate of designation or any similar document relating to any series of preferred stock of the Company) which will adversely affect the powers, preferences, privileges or rights of such series of preferred stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of preferred stock of the Company, voting as a single class without regard to series, will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to such series of preferred stock as to dividends or upon liquidation.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

  The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Stock.

  If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

  Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Stock of any series are in arrears, no Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Stock.

  Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Company. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

  If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will not be convertible into any other class or series of capital stock of the Company.

RIGHTS UPON LIQUIDATION

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of the Preferred Stock and any other stock ranking on a parity with such series of Preferred Stock upon liquidation will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Company ranking junior to such series of the Preferred Stock upon liquidation, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. Neither the sale of all or any part of the property and business of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or other securities of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Stock of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of the Company.

DESCRIPTION OF OUTSTANDING PREFERRED STOCK

  Series 1990A Preferred Stock. In connection with the sale by the Company of 12,600,000 shares of the Company's Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, the Company may under certain circumstances be obligated to issue up to 12,750 shares of Series 1990A Preferred Stock. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance. If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of the Company would be increased by one and the holders of such Series, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. Holders of Series 1990A Preferred Stock would not have any other voting rights, except as described under "Voting Rights" above.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock, which has been filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains.

GENERAL

  The Company may, at its option, elect to offer fractional interests in Preferred Stock, rather than full Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

  The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

  Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

WITHDRAWAL OF PREFERRED STOCK

  Upon surrender of the Depositary Receipts at the principal corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. No assurance can be given that a market will exist for the withdrawn Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock, less any taxes required to be withheld therefrom, to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITED PREFERRED STOCK

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption at the option of the Company, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING OF DEPOSITED PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

TAXATION

  Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with Debt Securities or separately, Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered thereby. A copy of the form of Warrant Agreement, including the form of Warrant Certificates representing the Warrants (the "Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, has been filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following brief summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Warrant Agreement and Warrant Certificates, respectively, including the definitions therein of certain terms capitalized and not otherwise defined herein.

GENERAL

  The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are Original Issue Discount Debt Securities, a discussion of Federal income tax considerations applicable thereto; and (7) whether the Warrant Certificates representing such Debt Warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

  Warrant Certificates will be exchangeable for new Warrant Certificates of different authorized denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement or Prospectus Supplements. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, and any premium or interest on, such Debt Securities.

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle the Holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement or Prospectus Supplements. Debt Warrants may be exercised during the period or periods set forth in the applicable Prospectus Supplement or Prospectus Supplements. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement or Prospectus Supplements. Upon receipt of payment of the exercise price and the properly completed and duly executed purchase form set forth in the Warrant Certificate at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise to the period entitled thereto. If less than all of the Warrants represented by such Warrant Certificates are exercised, a new Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                            FOREIGN CURRENCY RISKS

GENERAL

  The Securities of a series may be denominated in and the principal of, and any interest or premium on, such Securities may be payable in such foreign currencies or currency units as may be designated by the Company at the time of offering (the "Foreign Currency Securities"). A description of material risks relating to a particular series of Foreign Currency Securities will be set forth in the applicable Prospectus Supplement or Prospectus Supplements.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the currency or currency unit designated in the applicable Prospectus Supplement (the "Specified Currency") and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Depreciation of the Specified Currency applicable to a Foreign Currency Security against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Security (or the Debt Security purchasable upon exercise of any Debt Warrant), in the United States dollar-equivalent value of the principal repayable at maturity of such Security (or the Security purchasable upon exercise of such Debt Warrant) and, generally, in the United States dollar-equivalent market value of such Security.

  Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Security's maturity (or the maturity of the Debt Security issuable upon exercise of a Debt Warrant). Even if there are no exchange controls, it is possible that the Specified

Currency for any particular Foreign Currency Security would not be available at such Debt Security's maturity (or the maturity of the Debt Security issuable upon exercise of a Debt Warrant) due to other circumstances beyond the control of the Company.

JUDGMENTS

  If an action based on Foreign Currency Securities were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Securities only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Security would be required to render such judgment in the Specified Currency in which such Foreign Currency Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of Foreign Currency Securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the applicable Trustee converts United States dollars to the Specified Currency for payment of the judgment.

LIMITED FACILITIES FOR CONVERSION

  Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks generally do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Foreign Currency Securities will, unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Foreign Currency Securities denominated in ECUs, Brussels).

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. The applicable Prospectus Supplement or Prospectus Supplements will set forth the terms of the offering of the Securities, including the name or names of any agents, underwriters or dealers, the purchase price of the Securities and the proceeds to be received by the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or reallowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents may be changed from time to time.

  In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Underwriters, dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Such underwriters, dealers and agents may be entitled under agreements which may be entered into by the Company to indemnification by the Company against and contribution toward certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Securities may be distributed in one or more transactions from time to time at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If so indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement or Prospectus Supplements pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement or Prospectus Supplements. There may be limitations on the minimum amount which may be purchased pursuant to Contracts or on the aggregate amount of Securities which may be sold pursuant to Contracts. Any such limitations will be set forth in the applicable Prospectus Supplement or Prospectus Supplements. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The obligations of any purchaser under any Contract will not be subject to any conditions except (1) the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (2) if Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by Contracts.

  The Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

  In connection with the offering of the Securities, the Underwriters may engage in transactions that stablize, maintain or otherwise affect the price of the Securities during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Securities for their own account by selling more Securities than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Securities in the open market. In addition, the Underwriters may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

  Certain of the underwriters, dealers and/or agents and their associates may be customers of, engage in transactions with and perform services for the Company, including its subsidiaries, in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements of FBS included in its Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The supplemental consolidated financial statements of USB at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in USB's Current Report on Form 8-K dated September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference, which is based in part on the reports of Deloitte & Touche LLP and, for the year ended December 31, 1994, Coopers & Lybrand L.L.P., independent auditors, as set forth below. The supplemental consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The financial statements of Old USBC as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 (exclusive of the consolidated statements of income, shareholders' equity and cash flows of West One Bancorp and Subsidiaries for the year ended December 31, 1994), (prior to its combination with FBS as of August 1, 1997), incorporated by reference in this prospectus through the incorporation by reference of U.S. Bancorp's Current Report on Form 8-K dated September 30, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated statements of income, shareholders' equity and cash flows of West One Bancorp and subsidiaries for the year ended December 31, 1994, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            VALIDITY OF SECURITIES

  The validity of the Securities will be passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402 and for any underwriters or agents by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Davis Polk & Wardwell will rely as to all matters governed by Minnesota law on the opinions of Dorsey & Whitney LLP and Lee R. Mitau, Esq., General Counsel of the Company, and Dorsey & Whitney LLP will rely as to all matters governed by New York law on the opinion of Davis Polk & Wardwell. Dorsey & Whitney LLP and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of the Company.

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